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                                                                    Exhibit 11.1

                        U.S. RESTAURANT PROPERTIES, INC.
                         EARNINGS PER SHARE COMPUTATION
                                 (IN THOUSANDS)


                                                               THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                           ---------------------------     ----------------------------
                                                               2001            2000            2001            2000
                                                           ------------    ------------    ------------    ------------

Net income (loss)                                          $      1,787    $     (1,399)   $    (17,792)   $       (990)
         Dividends on preferred stock                            (1,775)         (1,775)         (3,551)         (3,551)
                                                           ------------    ------------    ------------    ------------
Net income (loss) before extraordinary item                          12          (3,174)        (21,343)         (4,541)
         Extraordinary item                                          --              --            (340)             --
                                                           ------------    ------------    ------------    ------------
Net income (loss) allocable to common stockholders         $         12    $     (3,174)   $    (21,683)   $     (4,541)
                                                           ============    ============    ============    ============


Income (loss) from continuing operations                   $       0.00    $      (0.21)   $      (1.20)   $      (0.30)

Extraordinary item                                                   --              --           (0.02)             --
                                                           ------------    ------------    ------------    ------------

Net income (loss) per share allocable to common
stockholders - Basic and Diluted                           $       0.00    $      (0.21)   $      (1.22)   $      (0.30)
                                                           ============    ============    ============    ============


Weighted average shares outstanding
         Basic                                                   17,886          15,373          17,711          15,381
                  Dilutive effect of outstanding options             39              --              --              --
                  Dilutive effect of contingent OP units            134              --              --              --
                  Dilutive effect of guaranteed stock                78              --              --              --
                                                           ------------    ------------    ------------    ------------
         Diluted                                                 18,137          15,373          17,711          15,381
                                                           ============    ============    ============    ============


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